Exhibit 3.2.48

ARTICLES OF INCORPORATION

OF

WCHS, INC.

I.

The name of this corporation is WCHS, INC.

II.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

The name and address in this state of this corporation’s initial agent for service of process is Jerry J. Gumpel, 701 “B” Street, Suite 625, San Diego, California 92101.

IV.

The total number of shares which the corporation is authorized to issue is one million (1,000,000).

V.

The corporation is authorized to indemnify its agents to the fullest extent permissible under California law. For purposes of this provision, the term “agent” has the meaning set forth from time to tune in Section 317 of the California Corporations Code.

DATED: February 16, 1995

/s/ Robin F. Lake
Robins F. Lake, Incorporator

The undersigned declares that the undersigned has executed these Articles of Incorporation, and that this instrument is the act and deed of the undersigned.

/s/ Robin F. Lake
Robins F. Lake, Incorporator